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Dated:  September 24, 2001


Exhibit (a)(1)(L)


CENDANT CORPORATION EXTENDS TENDER OFFER FOR CHEAP TICKETS SHARES

New York, New York, September 24, 2001 -- Cendant Corporation (NYSE: CD) announced today that its wholly owned subsidiary, Diamondhead Acquisition Corporation, is extending its offer to purchase, for $16.50 per share, all outstanding shares of common stock of Cheap Tickets, Inc. (Nasdaq: CTIX) until midnight, Friday, October 5, 2001. The offer had previously been scheduled to expire on September 21, 2001.

Cendant has been advised by Mellon Investor Services LLC, the depositary for the tender offer, that as of midnight on Friday, September 21, 2001, stockholders of Cheap Tickets, Inc. had tendered into the offer 20,364,798 shares of Cheap Tickets common stock, which represents approximately 86% of Cheap Tickets' outstanding common stock. Mellon has also advised Cendant that notices of guaranteed delivery have been received in respect of approximately three million additional shares. Under the terms of the Agreement and Plan of Merger, dated August 13, 2001, by and among Cendant, Diamondhead and Cheap Tickets, the offer to purchase may be extended under certain situations for ten business days, including if the number of shares validly tendered and not properly withdrawn is less than 90% of all outstanding shares. Diamondhead is extending the offer in order to obtain 90% of all outstanding shares. The terms of the extended offer are identical to the original offer as set forth in offering materials filed with the Securities and Exchange Commission except that in connection with such extension Diamondhead is waiving all conditions to the offer other than, in accordance with the terms of the Merger Agreement, the conditions relating to the accuracy of representations and warranties regarding the capitalization of Cheap Tickets and the absence of governmental actions affecting the transaction.

Cendant noted that even at levels of bookings experienced during the past several days, based on actions taken by Cheap Tickets management and assuming the completion of Cendant's acquisition of Galileo International, Inc., the impact of the Cheap Tickets transaction is not expected to be dilutive to Cendant's 2002 earnings per share. The purchase price for Cheap Tickets, net of cash, is approximately $280 million.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 57,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).

Cheap Tickets is a leading seller of discount leisure travel products, with the majority of sales derived from non-published and published airline tickets both on-line and off-line.

Statements in this release which are not historical statements or information,


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including statements about the impact of the acquisition of Cheap Tickets on our future earnings, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Factors that could cause actual results to differ materially from these forward-looking statements include, but, are not limited to the following: restrictions imposed on air travel by the federal government, the willingness of passengers to continue to travel generally, the willingness of consumers to spend notwithstanding fears relating to the global economy and other effects of the recent terrorist attacks. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-K/A for the year ended December 31, 2000, in Forms 10-Q for subsequent quarters of fiscal 2001 and in subsequently filed periodic reports. In addition other risks specific to Cheap Tickets' business are detailed in Cheap Ticket's Form 10-K for the fiscal year ended December 31, 2000, Forms 10-Q for subsequent quarters of fiscal 2001 and subsequently filed periodic reports, if any. The completion of the acquisition of Galileo International, Inc. is subject to the satisfaction of the conditions thereto as set forth in the applicable documents governing that transaction. These forward-looking statements incorporate projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected and neither Cendant nor its affiliates is hereby making any representation that such projections will prove to be correct.

Media Contact:                                                Investor Contacts:
Elliot Bloom                                                  Denise Gillen
212-413-1832                                                  212-413-1833

                                                              Sam Levenson
                                                              212-413-1834